SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 – K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: March 11, 2005

BLUETORCH INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-3084133	90-0093439
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer ID Number)

12607 Hidden Creek Way, Suite S
Cerritos, CA 90703
(Address of principal executive offices)

Registrant's telephone number, including area code: (562) 623-4040

N/A
(Former name or former address, if changed since last report)

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 11, 2005, the Company accepted the retirement of Shane Traveller from the Board of Directors. Prior to the retirement herein described, the Board of Directors appointed Mr. Kenneth Wiedrich to fill the vacancy created by Mr. Traveller. The Board of Directors now consists of Bruce MacGregor, Read Worth and Kenneth Weidrich.

Mr. Wiedrich entered into an agreement with the Company, effective as of March 11, 2005. The agreement has a twelve month term, subject to renewal upon agreement of the parties. Under the agreement, Mr. Wiedrich is entitled to a monthly $1,500 fee for services rendered. Mr. Wiedrich will also be serving on the investment committee of the Board of Directors and as Chairman of the Board’s Audit Committee.

Kenneth Wiedrich, Director - Mr. Wiedrich has over 33 years of experience in operational accounting and finance functions in a variety of businesses within the service, construction and manufacturing industries. Mr. Wiedrich has experience with government cost accounting methods and all related government acquisition regulations. In his capacity as the Chief Financial Officer for RI-Tech, Inc., he was responsible for the day to day administrative functions of the company, as well as all accounting and financial aspects of the business. Mr. Wiedrich was involved in raising money through a private placement and the long term financing for Ri-Tech.

Item 8.01

Other Events - Strategic Direction

The Board of Directors and the management of Bluetorch Inc. have created and implemented a revised business model for the company.  Management and Board of Directors have been reviewing all aspects of the business. The underlying objective of this evaluation was to ensure that the company pursues a business approach that has the potential of producing fundamental values for its shareholders.

The Directors and management have determined that as a Business Development Company, future investments will be focused on companies that have entry level positive cash flow financial statements. Additionally, the investments must have the potential for growth based on existing core factors, additional capital infusion if required and, if necessary, the introduction of an experienced management team that has a reasonable expectation of expanding the existing foundation.

While the Directors and management remain bullish on the extreme sports apparel sector, and Island Tribe in particular, management will be reviewing acquisition opportunities to include all consumer products categories to provide for a diversification in an expanded portfolio. The Board and management feel strongly that this new direction will both reduce the risk for the Company and its shareholders as well as provide the best opportunity for long-term shareholder value.

Consistent with this new strategy, the Company has identified and initiated discussions with several potential acquisition candidates.

The company will continue to provide funding for Island Tribe Inc., a subsidiary in which Bluetorch Inc. owns 51% of the common stock. Management remains confident in the prospects for this unique surf apparel label and its potential for continued growth.

Regarding two of the Company’s subsidiaries, Total Sports Distribution Inc. and Unboxed Distribution Inc., the Board and management has determined that these investments are not in conformity with the new business model in terms of current and future profitability. Therefore, it has been determined that it is not in the best interests of the company or its shareholders to continue the flow of capital to these two subsidiaries. Accordingly, the Company has written off its investments in these two subsidiaries.

Specifically, the Company has signed a mutual release agreement with its Bluetorch licensor which calls for the Company’s subsidiary, Unboxed Distribution Inc., to cease the selling and marketing of Bluetorch apparel. In keeping with this agreement, the Company also agrees to change its corporate name by April 20, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUETORCH INC.

March 15, 2005 Date	/s/ Bruce MacGregor Bruce MacGregor, Chief Executive Officer